Exhibit 99.1

For Further Information:
R. Troy Dewar, CFA
Vice President, Investor Relations
(203) 740-5610
Press Release	tdewar@photronics.com

Photronics Reports Full Year and Fourth Quarter Fiscal 2020 Results

•	2020 revenue was a record $609.7 million, an increase of 11% compared with 2019 and the third consecutive year of record annual revenue

•	Fourth quarter 2020 revenue was $149.3 million, down 5% sequentially and 4% year-over-year

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Net income attributable to Photronics, Inc. shareholders was $33.8 million, or $0.52 per diluted share, for the full year of 2020; and $6.5 million, or $0.10 per diluted share, for the fourth quarter of 2020

•	During the fourth quarter, cash provided by operating activities was $64.8 million, capex was $34.1 million, share repurchases were $17.5 million, and ending cash balance was $278.7 million

•	First quarter 2021 guidance: revenue between $145 and $155 million with diluted EPS between $0.07 and $0.14

BROOKFIELD, Conn. December 9, 2020 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its fiscal 2020 full year and fourth quarter ended October 31, 2020.

Full year revenue was a record $609.7 million, up 11% compared with 2019. IC revenue was $418.4 million, up 3% compared with last year; and FPD revenue was a record $191.3 million, up 32% compared with last year.

Fourth quarter revenue was $149.3 million, down 5% compared with the previous quarter and 4% compared with the same quarter last year. Integrated circuit (IC) revenue was $105.9 million, down 3% sequentially and 6% compared with the fourth quarter of last year. Flat panel display (FPD) revenue was $43.4 million, down 12% compared with last quarter and 1% compared with the same period last year.

Net income attributable to Photronics, Inc. shareholders was $33.8 million ($0.52 per diluted share) compared with $29.8 million ($0.44 per diluted share) in 2019; fourth quarter net income was $6.5 million ($0.10 per diluted share), compared with $10.8 million ($0.17 per diluted share) for the third quarter of 2020 and $9.7 million ($0.15 per diluted share) for the fourth quarter of 2019.

"We achieved record annual revenue for the third consecutive year in 2020, overcoming tremendous global and regional challenges,” said Peter Kirlin, chief executive officer. “Fourth quarter revenue declined 5% sequentially as typical seasonality was worsened by geopolitical factors and softness in some sectors. With the decrease in quarterly revenue, profit margins contracted due to the effect of operating leverage on our income. We increased our cash balance while investing in organic growth and returning cash to our shareholders through share repurchases, ending 2020 in a strong financial position. Our expectations are for another growth year in 2021, with high single-digit percent growth in revenue and an up-tick in operating profit similar to the 23% increase achieved in 2020.”

First Quarter 2021 Guidance

For the first quarter of 2021, Photronics expects revenue to be between $145 million and $155 million, and net income attributable to Photronics, Inc. shareholders to be between $0.07 and $0.14 per diluted share.

Conference Call

A conference call to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, December 9, 2020. The call can be accessed by logging onto Photronics' website at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ website.

Investor and Analyst Day

Photronics will host an investor and analyst day on December 14, 2020. The event will be conducted virtually and feature updates from management and a Q&A session. More information can be found on the Investors section of Photronics' website at www.photronics.com.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 50 years. As of October 31, 2020, the company had 1,728 employees. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the company and its subsidiaries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of Photronics to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Photronics’ Annual and Quarterly filings with the Securities and Exchange Commission under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by Photronics with the Securities and Exchange Commission from time to time. These risks and uncertainties include, but are not limited to, the current pandemic and future recurrences and other developments with respect thereto, governmental responses to the pandemic and related matters, changes in end markets resulting therefrom, changes in investment, tax, trade, exchange and other laws and regulations, compliance with local, State and Federal laws, rules and regulations including, but not limited to, import and export controls, tariffs and penalties, fines and violations related thereto, as well as economic, competitive, legal, governmental, political, monetary and fiscal policy, and technological factors and decisions we may make in the future regarding our business, capital structure and other matters. Photronics undertakes no obligation to release publicly any revisions to any forward-looking statements or, except as required to be disclosed in filings or furnishings with the Securities and Exchange Commission, to report events or to report the occurrence of unanticipated events. There is no assurance that Photronics’ expectations will be realized.